Exhibit 4.2

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of                     , 2011, is by and among SRAM INTERNATIONAL CORPORATION, a Delaware corporation (the “Company”), the Day Family Holders designated as such on the signature pages hereto and the Non-Day Family Holders designated as such on the signature pages hereto (together with the Day Family Holders, the “Holders”).

R E C I T A L S

WHEREAS, (i) the Day Family Holders will receive shares of Class B common stock, par value $.01 per share, of the Company (“Class B Common Stock”), which will be convertible into shares of Class A common stock, par value $.01 per share, of the Company (“Class A Common Stock”), pursuant to the terms and conditions set forth in the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), in connection with the restructuring of SRAM Holdings, LLC to be consummated in connection with the Company’s initial public offering of shares of Class A Common Stock as of the date hereof (the “Restructuring”) and (ii) the Non-Day Family Holders will receive shares of Class A Common Stock in the Restructuring.

NOW, THEREFORE, in consideration of the recitals and the mutual premises, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to enter in to this Agreement as follows:

1. Definitions. In addition to capitalized terms defined elsewhere in this Agreement, the following capitalized terms shall have the following meanings when used in this Agreement:

“Commission” means the Securities and Exchange Commission and any successor agency performing comparable functions.

“Beneficiaries” shall have the meaning ascribed to it in the Day Family Voting Trust.

“Business Day” means each day other than a Saturday, a Sunday or any other day on which banking institutions in the city of New York, New York are authorized or obligated by law or executive order to be closed.

“Day Family Member” has the meaning ascribed to it in the Certificate of Incorporation.

“Day Family Voting Trust” has the meaning ascribed to it in the Certificate of Incorporation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rule and regulations of the Commission thereunder, as the same shall be in effect from time to time.

“Person” means an individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or other entity, or a governmental entity or any department, agency or political subdivision thereof.

“Permitted Transfer” shall have the meaning ascribed to it in the Certificate of Incorporation.

“Permitted Transferee” shall have the meaning ascribed to it in the Certificate of Incorporation.

“Public Offering” means any offering by the Company of its equity securities to the public pursuant to an effective registration statement under the Securities Act or any comparable statement under any comparable federal statute then in effect (other than any registration statement on Form S-8 or Form S-4 or any successor forms thereto).

“Registrable Securities” means (i) shares of Class A Common Stock issuable upon conversion of the shares of Class B Common Stock held by the Day Family Holders or subsequently acquired by the Day Family Holders and (ii) shares of Class A Common Stock held by the Non-Day Family Holders or subsequently acquired by the Day Family Holders; provided, however, that (a) Registrable Securities shall cease to be Registrable Securities when (x) a Registration Statement covering such Registrable Securities has been declared effective under the Securities Act by the Commission and such Registrable Securities have been disposed of pursuant to such effective Registration Statement or (y) such securities have been sold in accordance with Rule 144 (or any successor provision) promulgated under the Securities Act and (b) Registrable Securities shall not be deemed to be Registrable Securities at any time when, in the reasonable opinion of counsel to the Company, they are freely transferable pursuant to Rule 144 under the Securities Act (or any successor provision then in effect) without volume or manner of sale restrictions.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, as the same shall be in effect from time to time.

“Transfer” shall have the meaning ascribed to it in the Certificate of Incorporation; provided, that the term “Class B Common Stock” as used in such definition, shall be replaced with the Class A Common Stock and/or Class B Common Stock, as applicable, for purposes of this Agreement.

2. Demand Registration.

2.1 Long-Form Registrations.

(a) Subject to the terms of this Agreement, at any time commencing at least 180 days after the effective date of the registration statement covering the IPO, the Day Family Holders holding at least 15% of all remaining Registrable Securities held by all Day Family Holders may request registration under the Securities Act of all or part of their Registrable Securities on Form S-1 or any similar or successor long-form registration; provided, that with respect to any demands under this clause (a) the anticipated aggregate offering price of the Registrable Securities covered by such registration exceeds $25,000,000.

(b) Within ten (10) days after receipt of any written request pursuant to this Section 2.1, the Company will give written notice of such request to all other Holders of Registrable Securities and will use its commercially reasonable efforts to include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion within fifteen (15) days after delivery of the Company’s notice, and, thereupon the Company will use its commercially reasonable efforts to effect, at the earliest possible date, the registration under the Securities Act. All registrations requested pursuant to this Section 2.1 are referred to herein as “Long-Form Demand Registrations.”

2.2 Short-Form Registrations. In addition to the Long-Form Demand Registrations provided pursuant to Section 2.1 above, commencing the date on which the Company becomes eligible to register securities issued by it on Form S-3 or any similar or successor short-form registration form, the Day Family Holders holding at least ten percent (10%) of all remaining Registrable Securities held by all Day Family Holders will be entitled to request registrations under the Securities Act of all or part of their Registrable Securities on Form S-3, if available to the Company, or any similar successor short-form registration (“Short-Form Demand Registrations” and, together with the Long-Form Demand Registrations, “Demand Registrations”); provided, however, that the anticipated aggregate offering amount of the Registrable Securities included in any such Short Form Registration exceeds $15,000,000. Within ten (10) days after receipt of any request pursuant to this Section 2.2, the Company will give written notice of such request to all other holders of Registrable Securities and will use commercially reasonable efforts to include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion within fifteen (15) days after delivery of the Company’s notice. Once the Company has become subject to the reporting requirements of the Exchange Act, the Company will use its commercially reasonable efforts to make Short-Form Demand Registrations available for the sale of Registrable Securities. Demand Registrations will be Short-Form Demand Registrations whenever the Company is permitted to use any applicable short form. If a Short-Form Demand Registration is to be an underwritten Public Offering, and if the underwriters for marketing or other reasons request the inclusion in the registration statement of information which is not required under the Securities Act to be included in a registration statement on the applicable form for the Short-Form Demand Registration, the Company will provide such information as may be reasonably requested for inclusion by the underwriters in the applicable form for the Short-Form Demand Registration.

2.3 Payment of Expenses for Demand Registrations. The Company will pay all Registration Expenses (as defined in Section 6 below) for the Demand Registrations permitted under Sections 2.1 and 2.2. A registration will not count as a Demand Registration (i) unless a registration statement with respect thereto has become effective and remained effective in compliance with the provisions of the Securities Act with respect to the disposition of all

Registrable Securities covered by such registration statement until the earlier of (x) such time as all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement and (y) 180 days after the effective date of such registration statement, (ii) if after it has become effective, such registration is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason not attributable to the Holders of the Registrable Securities registered thereunder and has not thereafter again become effective, or (iii) if the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such registration are not satisfied or waived, other than by reason of a failure on the part of the Holders of the Registrable Securities to be registered thereunder. A request for Demand Registration is subsequently withdrawn at the request of a majority of the holders of Registrable Securities to be registered pursuant thereto, such Demand Registration shall count as a Demand Registration.

2.4 Priority. The Company will not include in any Demand Registration any securities which are not Registrable Securities without the written consent of the holders of a majority of the Registrable Securities to be included in such Demand Registration. If a Demand Registration is an underwritten Public Offering and the managing underwriters advise the Company in writing that in their opinion the inclusion of the number of Registrable Securities and other securities requested to be included creates a substantial risk that the price per security will be reduced, the Company will include in such registration, prior to the inclusion of any securities which are not Registrable Securities, the number of Registrable Securities requested to be included which in the opinion of such underwriters can be sold without creating such a risk, pro rata among the respective holders of such Registrable Securities on the basis of the number of Registrable Securities requested by such holders to be included in the applicable Demand Registration. In no event will a Demand Registration pursuant to Section 2.1 count as a Demand Registration for purposes of Section 2.1 unless at least forty percent (40%) of all Registrable Securities requested to be registered in such Demand Registration by the initiating holders are, in fact, registered and sold in such registration.

2.5 Restrictions. The Company will not be obligated to effect any Demand Registration within one hundred and eighty (180) days after the effective date of a previous Demand Registration. The Company will not be obligated to participate in an underwritten offering in connection with any Demand Registration within one hundred and eighty (180) days after the consummation of a previous underwritten offering. With respect to any Demand Registration, if (a) the board of directors of the Company reasonably and in good faith determines that such filing would be materially detrimental to the Company or require a disclosure of a material fact that might reasonably be expected to have a material adverse effect on the Company or any plan or proposal by the Company or any of its subsidiaries to engage in any acquisition or disposition of assets or equity securities (other than in the ordinary course of business) or any merger, consolidation, tender offer, material financing or other significant transaction and (b) the Company shall furnish the holders of Registrable Securities who have requested a Demand Registration a certificate signed by an executive officer of the Company to such effect, the Company may postpone for up to one hundred twenty (120) days the filing or the effectiveness of a registration statement for a Demand Registration; provided, that the Company may not postpone the filing or effectiveness of a registration statement for a Demand Registration for more than one hundred twenty (120) days during any twelve (12) month period.

2.6 Underwritten Offerings; Selection of Underwriters. The Day Family Holders of a majority of the Registrable Securities with respect to which a Demand Registration has been initiated shall have the right to request that a Demand Registration be an underwritten offering and to select the investment banker(s) and manager(s) to administer the offering, subject to the Company’s approval, which will not be unreasonably withheld or delayed.

2.7 Shelf Registration. In addition to the Demand Registrations and commencing the date on which the Company becomes eligible to register securities issued by it on Form S-3 or any other form pursuant to which a shelf registration of Registrable Securtities may be effected, Day Family Holders holding at least ten percent (10%) of all remaining Registrable Securities held by Day Family Holders shall be entitled to request that the Company file a shelf registration statement with respect to all or part of their Registrable Securities pursuant to Rule 415 under the Securities Act (the “Shelf Registration”). The Company shall use its commercially reasonable efforts to file and have the Shelf Registration declared effective as soon as practicable after such filing, and shall use its commercially reasonable efforts to keep the Shelf Registration effective and updated, from the date such Shelf Registration is declared effective until the earliest to occur of (a) such time as all of the Registrable Securities registered thereunder shall cease to be Registrable Securities, (b) such time as the Registrable Securities held by Day Family Holders and registered thereunder constitute less than one percent (1%) of the issued and outstanding equity securities of the Company (on a fully diluted basis with respect to the Class B Common Stock), and (c) three (3) years from the date such Shelf Registration is declared effective (such period, the “Shelf Registration Effectiveness Period”). The Company shall supplement or amend, if necessary, the Shelf Registration, as required by the instructions applicable to such registration form or by the Securities Act or as reasonably requested by (a) the Holders of a majority of Registrable Securities registered thereunder or (b) with respect to a supplement or amendment relating to the addition of a Holder not already covered by such registration statement, upon request of any such Holder; provided, that the Company shall only be required to supplement or amend such registration statement once every three months to include any Holders requesting inclusion. The Company shall furnish to the holders of the Registrable Securities to which the Shelf Registration relates copies of any such supplement or amendment prior to its being used and/or filed with the Commission. The Company shall not be required to maintain more than one Shelf Registration with respect to the Registrable Securities at any time. The Company shall pay all Registration Expenses in connection with a Shelf Registration, whether or not it becomes effective, and whether all, none or some of the Registrable Securities are sold pursuant to the Shelf Registration. With respect to any Shelf Registration, if (a) the board of directors of the Company reasonably and in good faith determines that such filing or use of such Shelf Registration Statement would be materially detrimental to the Company or require a disclosure of a material fact that might reasonably be expected to have a material adverse effect on the Company or any plan or proposal by the Company or any of its subsidiaries to engage in any acquisition or disposition of assets or equity securities (other than in the ordinary course of business) or any merger, consolidation, tender offer, material financing or other significant transaction and (b) the Company shall furnish the holders of Registrable Securities included in such Shelf Registration a certificate signed by an executive officer of the Company to such effect, the Company may postpone for up to one hundred twenty (120) days the filing or the effectiveness, or suspend the use, of the registration statement for such Shelf Registration; provided, that the Company may not postpone the filing or effectiveness, or suspend the use, of the registration statement for such Shelf Registration for more than one hundred twenty (120) days during any twelve (12) month period. A Shelf Registration pursuant to this Section 2.7 shall not be deemed to have been effected (i) unless a Shelf Registration has become effective and remained effective in compliance with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered thereby and for the Shelf Registration Effectiveness Period or (ii) if after it has become effective, the Shelf Registration is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason not attributable to the holders of Registrable Securities and has not thereafter again become effective. The Day Family Holders of a majority of Registrable Securities covered by a Shelf Registration may request an underwritten offering pursuant to the applicable registration statement; provided, that such offering will be subject to the priority provisions set forth in Section 2.4 above mutatis mutandis. The Company will not be obligated to participate in an underwritten offering in connection with any Shelf Registration within one hundred and eighty (180) days after the consummation of a previous underwritten offering.

3. Piggyback Registration.

3.1 Right to Piggyback. At any time following the IPO, whenever the Company proposes to register any of its equity securities (or securities that are convertible into equity securities) under the Securities Act for its own account or otherwise, the registration form to be used for such offering may be used for the registration of any Registrable Securities (except for registrations on Form S-8 or Form S-4 or any successor form thereto) (a “Piggyback Registration”). To the extent practicable within the reasonable judgment of the Company, the Company will give written notice, at least thirty (30) days prior to the proposed filing of such registration statement, to all holders of the Registrable Securities of its intention to effect such a registration and will use commercially reasonable efforts to include in such registration all Registrable Securities (in accordance with the priorities set forth in Sections 3.2 and 3.3 below) with respect to which the Company has received written requests for inclusion specifying the number of equity securities desired to be registered, which request shall be delivered within fifteen (15) days after the delivery of the Company’s notice.

3.2 Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of the Company and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in the registration creates a substantial risk that the price per share or unit of such securities will be reduced, then the managing underwriter may exclude securities (including Registrable Securities) from the registration and the underwriting, and the number of securities that may be included in such registration and underwriting shall include first, any securities that the Company proposes to sell, second, the Registrable Securities requested to be included in such registration, pro rata among the holders of such Registrable Securities on the basis of the total number of Registrable Securities which are requested by such holders to be included in such registration, and third, other equity securities requested.

3.3 Priority on Secondary Registrations. If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Company’s securities and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in the registration creates a substantial risk that the price per share of securities offered thereby will be reduced, the Company will include in such registration first, the equity securities requested to be included therein by the holders requesting such registration and the Registrable Securities requested to be included in such registration, pro rata among the holders of such equity securities and Registrable Securities on the basis of the total number of equity securities and Registrable Securities which are requested by such holders to be included in such registration, and second, other equity securities requested to be included in such registration.

3.4 Selection of Underwriters. In connection with any Piggyback Registration, the Company will have the right to select the managing underwriters, unless, in the case of a secondary Piggyback Registration, the Company and the holders requesting such registration shall have otherwise agreed.

4. Holdback Agreements.

4.1 Holders’ Agreements. In connection with any Public Offering pursuant hereto, to the extent not inconsistent with applicable law, each Holder of Registrable Securities agrees that upon request of the Company or the underwriters managing any underwritten offering of the Company’s securities, it will not convert its Registrable Securities into shares of Class A Common Stock and (a) sell, make any short sale of, loan, grant any option for the purchase of, otherwise dispose of, hedge or transfer any of the economic interest in (or agree or commit to do any of the foregoing) such shares of Class A Common Stock (other than those included in the registration, if any) without the prior written consent of the Company or such underwriters, as the case may be, for up to fourteen (14) days prior to, and during the ninety (90) day period following, the effective date of the registration statement of the Company filed under the Securities Act, and will (b) enter into and be bound by such form of agreement substantially with respect to the foregoing as the Company or such managing underwriter may reasonably request. For the avoidance of doubt, nothing herein shall prevent a Holder of Registrable Securities from transferring its shares of Class B Common Stock pursuant to a Permitted Transfer; provided, that the transferee of such Registrable Securities has agreed or agrees in connection with such transfer to be bound by the provisions of this Agreement to the extent the transferor would be so bound.

5. Registration Procedures. Whenever the holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement, the Company will use its commercially reasonable efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method of disposition thereof and, pursuant thereto, the Company will as expeditiously as possible:

(a) prepare and, as soon as practicable after the end of the period within which requests for registration may be given to the Company, file with the Commission a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective (provided that before filing a registration statement or prospectus, or any amendments or supplements thereto, the Company will furnish copies of all such documents proposed to be filed to one counsel designated by holders of a majority of the Registrable Securities covered by such registration statement);

(b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus(es) used in connection therewith as may be necessary to keep such registration statement effective for the applicable period set forth in this Agreement, and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

(c) furnish to each seller of Registrable Securities such number of copies of such registration statement, each amendment and supplement thereto, the prospectus(es) included in such registration statement (including each preliminary prospectus) and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(d) use commercially reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as the selling Holders reasonably request and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (ii) consent to general service of process in any such jurisdiction, or (iii) subject itself to taxation in any such jurisdiction);

(e) promptly notify each seller of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such seller, the Company will prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain any untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(f) use commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(g) provide a transfer agent, registrar and CUSIP number for all such Registrable Securities not later than the effective date of such registration statement;

(h) enter into such customary agreements (including underwriting agreements in customary form) and take all such other customary actions as the holders of a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

(i) make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement; provided, however, that any records, information or documents that are furnished by the Company and that are non-public shall be used only in connection with such registration and shall be kept strictly confidential by any seller of Registrable Securities except to the extent disclosure of such records, information or documents is required by written order of a court or other governmental authority having jurisdiction;

(j) advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for such purpose and promptly use commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(k) at least forty-eight (48) hours prior to the filing of any registration statement or prospectus, or any amendment or supplement to such registration statement or prospectus, furnish a copy thereof to each seller of such Registrable Securities and refrain from filing any such registration statement, prospectus, amendment or supplement to which counsel selected by the Holders of a majority of the Registrable Securities being registered shall have reasonably and promptly objected; provided, that nothing above shall prohibit the Company from making any filing or including any information therein that is, in the opinion of counsel to the Company, necessary to comply with applicable law or to protect the Company from liabilities under any applicable federal or state law;

(l) in connection with an underwritten offering, if required, furnish on the date or dates provided for in the underwriting agreement: (i) an opinion of counsel, addressed to the underwriters, covering such matters as such counsel and the underwriters may reasonably agree upon, including such matters as are customarily furnished in connection with an underwritten offering, and (ii) a letter or letters from the independent certified public accountants of the Company addressed to the underwriters, covering such matters as such accountants and underwriters may reasonably agree upon, including matters that are customarily included in such a “comfort letter” issued in connection with an underwritten offering; and

(m) make senior executives of the Company reasonably available to assist the underwriters with respect to, and accompany the underwriters on, a “road show” in connection with the marketing efforts for, and the distribution and sale of Registrable Securities pursuant to a registration statement.

6. Registration Expenses.

6.1 Company’s Expenses. All expenses incident to the Company’s performance of or compliance with this Agreement, including, but not limited to, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for the Company, reasonable fees and disbursements of one counsel chosen by the holders of a majority of the Registrable Securities included in such registration to represent all holders of Registrable Securities included in such registration and all independent certified public accountants, underwriters (excluding underwriting discounts and selling commissions, brokerage commissions and transfer taxes) and other Persons retained by the Company (all such expenses being herein called “Registration Expenses”), will be borne by the Company. In addition, the Company will pay its internal expenses (including, but not limited to, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance obtained by the Company and the expenses and fees for listing the securities to be registered on any securities exchange.

6.2 Holder’s Expenses. To the extent that any expenses incident to any registration are not required to be paid by the Company, each Holder of Registrable Securities included in a registration will pay all such expenses which are clearly and solely attributable to the registration of such holder’s Registrable Securities so included in such registration, and any other expenses not so attributable to one Holder will be borne and paid by all sellers of securities included in such registration in proportion to the number of securities so included by each such seller.

7. Indemnification.

7.1 By the Company. The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its members, managers, officers, employees and directors and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including, but not limited to, attorneys’ fees and expenses) caused by any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus, or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein or by such Holder’s failure to deliver a copy of the prospectus or any amendments or supplements thereto after the Company has furnished such Holder with a sufficient number of copies of the same. In connection with an underwritten offering, the Company will indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities, unless otherwise agreed upon by the Company and the underwriters. The payments required by this Section 7.1 will be made periodically during the course of any investigation or defense, as and when bills are received or expenses incurred.

7.2 By Each Holder of Registrable Securities. In connection with any registration statement in which a Holder of Registrable Securities is participating, each such Holder will furnish to the Company in writing such information as is reasonably necessary for use in connection with any such registration statement or prospectus and, to the extent permitted by law, will indemnify the Company, its members, managers, directors, employees and officers and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, but not limited to, attorneys’ fees and expenses) resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus, or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in or omitted from any information so furnished in writing by such Holder for the express purpose of inclusion in such registration statement, prospectus or preliminary prospectus; provided that the obligation to indemnify will be several, not joint and several, among such Holders of Registrable Securities and the liability of each such Holder of Registrable Securities will be in proportion to and limited in all events to the net amount received by such Holder from the sale of Registrable Securities pursuant to such registration statement.

7.3 Procedure. Each party entitled to indemnification under this Section 7 (the “Indemnified Party”) shall give written notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has received written notice of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided such counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld or delayed). The Indemnified Party may participate in such defense at such Indemnified Party’s expense; provided, however, that the Indemnifying Party shall bear the expense of such defense of the Indemnified Party if (i) the Indemnifying Party has agreed in writing to pay such expenses, (ii) the Indemnifying Party shall have failed to assume the defense of such claim or employ counsel reasonably satisfactory to the Indemnified Party, or (iii) in the reasonable judgment of the Indemnified Party, based upon the written advice of such Indemnified Party’s counsel, representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest; provided, however, that in no event shall the Indemnifying Party be liable for the fees and expenses of more than one counsel (except one local counsel per jurisdiction as necessary) for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same event, allegations or circumstances. The Indemnified Party shall not make any settlement without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The failure of any Indemnified Party to give notice as provided herein shall relieve the Indemnifying Party of its obligations under this Section 7 only to the extent that such failure to give notice shall materially and adversely prejudice the Indemnifying Party in the defense of any such claim or any such litigation. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the prior written consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement (A) which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party a release from all liability in respect to such claim or litigation in form and substance reasonably satisfactory to such Indemnified Party or (B) which includes an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Party.

7.4 Survival. The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the

Indemnified Party or any officer, director or controlling Person of such Indemnified Party and will survive the transfer of any Registrable Securities.

8. Contribution.

8.1 Contribution. If the indemnification provided for in Section 7 from the Indemnifying Party is unavailable to or unenforceable by the Indemnified Party in respect to any costs, fines, penalties, losses, claims, damages, liabilities or expenses referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such costs, fines, penalties, losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnitfied Parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the costs, fines, penalties, losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 7, any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

8.2 Equitable Considerations; Etc. The Company and the holders of Registrable Securities agree that it would not be just and equitable if contribution pursuant to this Section 8 were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

9. Compliance with Rule 144. The Company covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, and it will take such further action as the Holders may reasonably request to make available adequate current public information with respect to the Company meeting the current public information requirements of Rule 144(c) under the Securities Act, to the extent required to enable the Holders to sell their Registrable Securities without registration under the Securities Act pursuant to the exemptions provided by (i) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such information and requirements.

10. Participation in Underwritten Registrations. No Person may participate in any registration hereunder which is underwritten unless such Person (a) agrees to sell its securities on the basis provided in any underwriting arrangements approved by such Person or Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, custody agreements, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements.

11. Miscellaneous.

11.1 No Inconsistent Agreements; Most Favored Nation. The Company has not entered, and will not hereafter enter, into any agreement with respect to its securities which is inconsistent with the rights granted to the Holders of Registrable Securities in this Agreement. To the extent that the Company, on or after the date hereof, grants any superior or more favorable rights or terms to any Person with respect to the rights granted hereunder and terms provided herein than those provided to the Holders of Registrable Securities as set forth herein, any such superior or more favorable rights or terms shall also be deemed to have been granted simultaneously to the Holders of Registrable Securities, and the Company shall promptly prepare and execute such documents to reflect and provide such Holders with the benefit of such superior or more favorable rights and/or terms with respect to their Registrable Securities.

11.2 Amendments and Waivers. Except as otherwise expressly provided herein, the provisions of this Agreement may be amended or waived at any time only by the written agreement of the Company and the Day Family Holders of at least a majority of the Registrable Securities held by all Day Family Holders; provided, however, that the provisions of this Agreement may not be amended or waived without the consent of the Holders of all affected Registrable Securities if such amendment or waiver adversely affects a portion of the Registrable Securities but does not so adversely affect all of the Registrable Securities. For the avoidance of doubt, the preceding sentence is intended to require the consent of the Holders of adversely and disproportionately affected Registrable Securities for amendments in which Holders are singled out for differential treatment, and is not intended to require such consent in the case of amendments that may result in a Holder subsequently having different rights under this Agreement due to the amount of their holdings of Registrable Securities (for example, an increase in the percentage of Registrable Securities required to initiate a Demand Registration shall only require the consent of the Holders of at least a majority of the Registrable Securities regardless of whether any individual Holder shall no longer have the right to cause a Demand Registration based on its individual holdings after such amendment). Any waiver, permit, consent or approval of any kind or character on the part of any such Holders of any provision or condition of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in writing. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Holder of Registrable Securities and the Company.

11.3 Successors and Assigns. The rights, agreements and obligations of Holders hereunder may only be assigned to a Person who is a Day Family Member or a Permitted Transferee of Day Family Member through (a) a Permitted Transfer, including, without limitation, Beneficiaries of the Day Family Voting Trust acquiring shares of Class A Common Stock or Class B Common Stock from the Day Family Voting Trust, or (b) an assignment in connection with a Transfer by a Non-Day Family Holder of such Non-Day Family Member’s Registrable Securities to a Day Family Holder. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to any such permitted successors and assigns, whether so expressed or not. Any such permitted transferee hereunder shall be considered a Day Family Holder under this Agreement for all purposes. Rights hereunder may not be assigned except as expressly set forth above, and any assignment to such effect shall be null and void ab initio.

11.4 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience of reference only and do not constitute a part of and shall not be utilized in interpreting this Agreement.

11.5 Notices. Any notices required or permitted to be sent hereunder shall be delivered personally, via facsimile transmission (including PDF via electronic mail), or mailed, via certified mail (return receipt requested), or delivered by overnight courier service to the following addresses, or such other address as any party hereto designates by written notice to the Company, and shall be deemed to have been given upon delivery, if delivered by mail, three (3) Business Days after mailing, if delivered in person or by facsimile (including PDF via electronic mail), on the date of delivery, or one (1) Business Day after delivery to the courier, if delivered by overnight courier service:

if to the Company to:

SRAM International Corporation

1333 N. Kingsbury Street

Chicago, Illinois 60642

Attention: Brian Benzer

Telecopy: (312) 664-8800

with copies sent concurrently to:

Latham & Watkins LLP

233 South Wacker Drive, Suite 5800

Chicago, Illinois 60606

Attention: Christopher D. Lueking

Telecopy: (312) 993-9767

if to any Holder of Registrable Securities:

to the address of such Holder as the same appears on

the signature page hereto (with copies to any parties

identified thereon) or, otherwise on the books and

records of the Company.

11.6 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HERETO SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES).

11.7 WAIVER OF JURY TRIAL. THE PARTIES HERETO (A) AGREE THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL BE BROUGHT ONLY IN THE COURTS OF THE STATE OF DELAWARE OR THE FEDERAL COURTS LOCATED IN THE STATE OF DELAWARE (THE “COURTS”) AND NOT IN ANY OTHER STATE OR FEDERAL COURT IN THE UNITED STATES OF AMERICA OR ANY COURT IN ANY OTHER COUNTRY; (B) CONSENT TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS FOR PURPOSES OF ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT; (C) WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING IN THE COURTS; AND (D) WAIVE, AND AGREE NOT TO PLEAD OR TO MAKE, ANY CLAIM THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN THE COURTS HAS BEEN BROUGHT IN AN IMPROPER OR INCONVENIENT FORUM, OR IS SUBJECT (IN WHOLE OR IN PART) TO A JURY TRIAL.

11.8 Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party shall be entitled to immediate injunctive relief or specific performance without bond or the necessity of showing actual monetary damages in order to enforce or prevent any violations of the provisions of this Agreement.

11.9 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

11.10 Entire Agreement. Except as otherwise expressly set forth herein, this document embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

11.11 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one instrument.

11.12 Termination. This Agreement shall terminate when there are no longer any Registrable Securities remaining.

(Signature pages follow.)

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first above written.

SRAM INTERNATIONAL CORPORATION

By:
Name:
Title:

DAY FAMILY HOLDERS:

By:
Name:
Title:

NON DAY FAMILY HOLDERS:

By:
Name:
Title:

[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]